UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Triantafellou, Michael
   2801 Glenda Avenue
   Fort Worth, Texas  76117
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   February 26, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   FFP Partners, L.P.
   FFP
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Retail Operations
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Class A Units                              |None                  |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
Class B Units                              |None                  |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Options to purchase Clas|Note 1   |Note 1   |Class A Units          |6,666    |$3.875    |D            |                           |
s A Units               |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Optioons to purchase Cla|Note 2   |Note 2   |Class A Units          |20,000   |$4.9375   |D            |                           |
ss A Units              |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Note 1: Exercisability schedule: 3,334 currently exercisable; 3,332 on October 6, 1997. All options expire October
5,
2004.
Note 2: Exercisability schedule: 6,667 on February 26, 1998; 6,667 on February 26, 1999; 6,666 on February 26,
2000.  All options expire February 25,
2007.
SIGNATURE OF REPORTING PERSON
Michael Triantafellou
DATE
March 7, 1997